[Letterhead of Behre Dolbear]

Exhibit 23.1

CONSENT OF INDEPENDENT APPRAISER

We hereby consent to the reference to us and our independent appraisal in Newmont Mining Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-69145, 333-75993, 333-64795, 333-04161, 33-49872, 33-06129, 333-69147, 333-38178, 333-38184, 333-50516, 333-19335-01, 333-86534 and 333-86530, Registration Statement on Form S-3 No. 333-112142 and Registration Statements on Form S-4 Nos. 333-112143 and 333-92029 of Newmont Mining Corporation of the reference to us and to our independent appraisal which appear in this Form 10-K.

/s/ Behre Dolbear & Company, Inc.

Behre Dolbear & Company, Inc.

Denver, Colorado

March 12, 2004